Exhibit 99.1

Net1 Provides Update on SASSA Contract

Johannesburg, South Africa (July 1, 2010) – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NASDAQ: UEPS, JSE: NT1) today announced that negotiations regarding the current agreement with the South African Social Security Agency (“SASSA”) for the payment of social welfare grants which expired on June 30, 2010, have not been finalized and are ongoing. Net1 is committed to delivering the highest level of service to the South African government and its citizens, and continues to provide its payment service to SASSA, having commenced payment activities for the July payment cycle. The Company’s ongoing discussions with SASSA include the evaluation of a number of proposals, including a further contract extension, a new fixed-term contract and the commencement of a new tender process. Further announcements will be made when an agreement is reached regarding the terms and conditions of any contract extension.

“Our negotiations provide an opportunity to demonstrate the breadth of our technology and various business models to SASSA. However, our ability to accurately predict the timing of any decisions is more challenging given certain factors outside the Company’s control” said Dr. Serge Belamant, Net1’s Chairman and Chief Executive Officer. “We remain committed to deliver the most efficient and cost-effective solution to SASSA and the most vulnerable citizens of South Africa,” he concluded.

About Net1 (www.net1.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Our market-leading system enables the estimated four billion people who generally have limited or no access to a bank account, to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. Our universal electronic payment system, or UEPS, uses smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of the Net1 system can enter into transactions at any time with other card holders even in the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, UEPS can be used for banking, healthcare management, international money transfers, voting and identification.

Net1 also focuses on the development and provision of secure transaction technology, solutions and services and offers transaction processing, financial and clinical risk management solutions to both funders and providers of healthcare. Its core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties, including specifically statements relating to the Company’s contract with SASSA. A discussion of various factors that cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact Dhruv Chopra at Net1 Investor Relations at:
Telephone: +1-212-626-6675
Email: dchopra@net1.com